ADMINISTRATION AND RESEARCH AGREEMENT

This Administration and Research Agreement (“Agreement”) is made and entered into as of this 3rd day of September, 2015, by and between Catalyst Capital Advisors LLC a New York limited liability company (“Catalyst”) with its principal headquarters located at 36 New York Avenue, Floor 2, Huntington, New York, 11743 and TCG Administrative Services, LLC, (“TCG Administrative”) a Florida Limited Liability Company with its principal headquarters located at 2525 Ponce De Leon Blvd, Suite #300, Coral Gables, Florida 33134

WHEREAS, Catalyst is the Investment Advisor for the TCG Financial Series Trust I – X (“TCG Funds”), each registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, TCG Administrative is, among other things, in the business of providing administration and research services for the benefit of its customers; and

WHEREAS, Catalyst desires to retain TCG Administrative to provide administrative and research services for Catalyst and its clients.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Retention of TCG Administrative as Administrator

Catalyst hereby retains TCG Administrative as an administrator and research assistant of Catalyst and the TCG Funds as set forth in Appendix “A”, as amended from time to time, on the terms and conditions set forth in this Agreement, and TCG Administrative hereby accepts such retention and agrees to perform the services and duties set forth in this Agreement. The services and duties of TCG Administrative shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against TCG Administrative hereunder.

2.	Services and Duties of TCG Administrative

TCG Administrative shall provide the following administration services to Catalyst:

A.

General Research Services:

(1)

Research investment opportunities in bank deposits to be placed with FDIC-insured institutions (hereafter, “Institutions”), for placement of cash, to be held for Catalyst’s own account or its Clients, in deposit accounts and products  of such institutions (“Deposits”), whether issued directly or through the facilities of an agent, custodian, or Catalyst and, as consultant, to recommend investments by the Mutual Funds in  obligations issued or guaranteed by the U.S. Government, its agencies and instrumentalities (“Government Securities”), or in repurchase agreements for Government Securities.

i.

Deposits (including accrued interest) at any Insured Institution will not exceed the FDIC’s Standard Maximum Deposit Insurance Amount, per investor, which currently is $250,000. As a result Deposits will be fully insured by the FDIC.

B.

General Administrative Services.

(1)

Assistance in insuring that Deposits are placed in financial institutions whose deposits are insured by the Federal Deposit Insurance Corporation (hereafter, the “FDIC”);

(2)

Act as a liaison between the TCG Funds and the Institutions;

(3)

Non-investment-related statistical and research data as needed

3.	Compensation

A.

Fees.

TCG Administrative shall be compensated for providing the services set forth in this Agreement in an amount equal to twenty-five (25%) percent) of the “Net Advisory Fees” received by Catalyst as the Advisor or Manager of the TCG Funds which shall initially be the ten (10) TCG Funds, as listed on Appendix A, that will be advised or managed by Catalyst during the term of this agreement.  This compensation will be calculated, billed and paid, on a monthly basis, in arrears.

“Net Advisory Fees” are defined as the total amount of fees paid by the TCG Funds to Catalyst net of any fee waivers or the TCG Fund’s operating expenses reimbursed by Catalyst.

4.	Representations and Warranties

A.

The Catalyst hereby represents and warrants to TCG Administrative, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)

 It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)

This Agreement has been duly authorized, executed and delivered by Catalyst in accordance with all requisite action and constitutes a valid and legally binding obligation of Catalyst, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)

It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.

TCG Administrative hereby represents and warrants to Catalyst, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)

It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)

This Agreement has been duly authorized, executed and delivered by TCG Administrative  in accordance with all requisite action and constitutes a valid and legally binding obligation of TCG Administrative, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)

It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

5.	Standard of Care; Indemnification; Limitation of Liability

A.

TCG Administrative shall exercise reasonable care in the performance of its duties under this Agreement. TCG Administrative  shall not be liable for any error of judgment or mistake of law or for any loss suffered by Catalyst or the TCG Funds in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond TCG Administrative’s control, except a loss arising out of or relating to TCG Administrative’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if TCG Administrative  has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless TCG Administrative  from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that TCG Administrative  may sustain or incur or that may be asserted against TCG Administrative  by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to TCG Administrative  by any duly authorized officer of the Catalyst, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to TCG Administrative’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “TCG Administrative” shall include TCG Administrative’s directors, officers and employees.

TCG Administrative  shall indemnify and hold Catalyst or the TCG Funds harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that Catalyst or the TCG Funds may sustain or incur or that may be asserted against Catalyst or the TCG Funds by any person arising out of any action taken or omitted to be taken by TCG Administrative  as a result of TCG Administrative’s refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of TCG Administrative, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Catalyst” shall include the Catalyst’s directors, officers and employees.

Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, TCG Administrative shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. TCG Administrative will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of TCG Administrative. TCG Administrative  agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of Catalyst shall be entitled to inspect TCG Administrative’s premises and operating capabilities at any time during regular business hours of TCG Administrative, upon reasonable notice to TCG Administrative. Moreover, TCG Administrative shall provide Catalyst, at such times as Catalyst may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of TCG Administrative relating to the services provided by TCG Administrative under this Agreement.

Notwithstanding the above, TCG Administrative reserves the right to reprocess and correct administrative errors at its own expense.

B.

In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.          The indemnity and defense provisions set forth in this Section 5 shall indefinitely survive the termination and/or assignment of this Agreement.

6.	Data Necessary to Perform Services

Catalyst or its agent shall furnish to TCG Administrative the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

7.	Proprietary and Confidential Information

TCG Administrative  and Catalyst mutually agree on behalf of their selves and their directors, officers, and employees to treat confidentially and as proprietary information, all records and other information relative to this Agreement and not to use such records and information for any purpose other than the performance of their respective responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the other, which approval shall not be unreasonably withheld and may not be withheld where either may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the other. Records and other information which have become known to the public through no wrongful act of TCG Administrative   or Catalyst or any of its employees, agents or representatives, and information that was already in the possession of TCG Administrative or Catalyst prior to receipt thereof from the other or its agent, shall not be subject to this paragraph.

Further, TCG Administrative will adhere to the privacy policies adopted by Catalyst and the TCG Funds pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, TCG Administrative shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to Catalyst and its Clients.

8.	Termination

Catalyst agrees that TCG Administrative’s principals have, over the last 35 years, developed close working relationships with a large number of FDIC insured institutions (“Institutions”) located all over the U.S. and that these relationships will allow TCG Administrative, as the administrator and research agent for Catalyst and the TCG Funds,   to develop, in conjunction with Institutions, Deposit products that will have terms and conditions specifically tailored to Catalyst’s needs and that in some cases will be different than those offered by the same Institutions to its other customers. In so doing, these relationships will allow Catalyst to select investments that will otherwise not be available to the TCG Funds providing higher returns than would be normally available.  As a result, should this Agreement be cancelled, and, as long as the TCG Funds maintain accounts with Institutions introduced to it by TCG Administrative, and provided that the termination of this Agreement is not for cause as described below, Catalyst shall continue to pay TCG Administrative the fees set forth herein as provided below for a period of up to one (1) year commencing on the date this Agreement is cancelled.  If the TCG Funds continue to maintain such deposit(s) and Catalyst continues to be the Advisor of the TCG Funds, Catalyst shall compensate TCG an amount equal to the lesser of 25% of the “Net Advisor Fees” or ten basis points (0.10%) of the value of the accounts held by the TCG Funds.  Termination for cause will include TCG Administrative’s refusal or failure to comply with the terms of this Agreement or its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.

9.	Records

TCG Administrative shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to Catalyst.  TCG Administrative agrees that all such records prepared or maintained by TCG Administrative relating to the services to be performed by TCG Administrative and the TCG Funds hereunder are the property of Catalyst and the TCG Funds and will be preserved, maintained, and made available to Catalyst and the TCG Funds and will be promptly surrendered to Catalyst or its designee on and in accordance with its request.

9.	Compliance with Laws

Catalyst has and retains primary responsibility for all compliance matters relating to its Clients, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2002 and the policies and limitations of its Mutual Fund clients relating to its portfolio investments as set forth in their applicable Prospectus and SAI.  TCG Administrative shall comply with all applicable state and federal laws, rules and regulations in connections with the performance of its obligations hereunder and shall perform its services with regard to this Agreement in a professional manner and in a manner consistent with industry practices.  TCG Administrative’s services hereunder shall not relieve Catalyst of its responsibilities for assuring such compliance or the applicable Board of Trustee/Director’s oversight responsibility with respect thereto.

10.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for an initial period of two (2) years. This Agreement will continue in force thereafter subject to cancellation by either party on at least sixty (60) days’ written notice.

This Agreement may not be amended or modified in any manner except by written agreement executed by TCG Administrative and Catalyst.

11.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of TCG Administrative duties or responsibilities hereunder is designated by Catalyst by written notice to TCG Administrative, TCG Administrative  will promptly, upon such termination and at the expense of Catalyst, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by TCG Administrative under this Agreement in a form reasonably acceptable to Catalyst (if such form differs from the form in which TCG Administrative has maintained the same, Catalyst shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to Catalyst.

12.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by Catalyst without the express written consent of TCG Administrative, or by TCG Administrative without the written consent of Catalyst.

13.	Governing Law and Venue

Catalyst and TCG Administrative understand and agree that in the case of a dispute either party may present claims to Arbitration or to a court of law in the state of New York, county of Suffolk that has jurisdiction over the subject matter.  This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles.

14.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

15.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict TCG Administrative from providing services to other parties that are similar or identical to some or all of the services provided hereunder

16.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

17.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three (3) days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to TCG Administrative shall be sent to:

TCG Administrative Services, LLC,

2525 Ponce De Leon Blvd, Suite #300

Coral Gables, Florida 33134

Notice to Catalyst Capital Advisors LLC shall be sent to:

Catalyst Capital Advisors LLC

36 New York Avenue, Floor 2

Huntington, New York, 11743

18.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

TCG Administrative Services, LLC

By: /s/ Vivian Coloma

Date: 9/8/2015

Vivian Coloma, Member/Manager

Catalyst Capital Advisors LLC

By: /s/ Jerry Szilagyi

Date: 9/8/2015

Jerry Szilagyi, Member/Manager

APPENDIX “A”

TCG FUNDS

TRUST	FUND
TCG Financial Series Trust I	TCG Cash Reserve Money Market Fund, formerly known as “TCG Cash Reserve Government Money Market Fund”
TCG Financial Series Trust II	TCG Daily Liquidity Money Market Fund, formerly known as “TCG Daily Liquidity Government Money Market Fund”
TCG Financial Series Trust III	TCG Liquid Assets Money Market Fund, formerly known as “TCG Liquid Assets Government Money Market Fund”
TCG Financial Series Trust IV	TCG Liquidity Plus Money Market Fund, formerly known as “TCG Liquidity Plus Government Money Market Fund”
TCG Financial Series Trust V	TCG Advantage Money Market Fund, formerly known as “TCG US Government Advantage Money Market Fund”
TCG Financial Series Trust VI	TCG Primary Liquidity Money Market Fund, formerly known as “TCG US Government Primary Liquidity Money Market Fund”
TCG Financial Series Trust VII	TCG Max Money Market Fund, formerly known as “TCG US Government Max Money Market Fund”
TCG Financial Series Trust VIII	TCG Premier Money Market Fund, formerly known as “TCG US Government Premier Money Market Fund”
TCG Financial Series Trust IX	TCG Select Money Market Fund, formerly known as “TCG US Government Select Money Market Fund”
TCG Financial Series Trust X	TCG Ultra Money Market Fund, formerly known as “TCG US Government Ultra Money Market Fund”

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